ABIGAIL ADAMS NATIONAL BANCORP, INC. ANNOUNCES SHAREHOLDER
MEETING REGARDING BALLSTON BANCORP, INC.

         WASHINGTON -- November 12, 1997 -- Abigail Adams National Bancorp, Inc. (Nasdaq:AANB), today announced that the meeting of its shareholders to approve the acquisition of Ballston Bancorp, Inc. has been scheduled for December 17, 1997. The related meeting of shareholders of Ballston Bancorp, Inc., which is the parent company of The Bank of Northern Virginia, has been scheduled for December 15, 1997. Materials relating to such meetings have been mailed to shareholders of each company.

         Barbara Davis Blum, Chairwoman and CEO said, "The Board of Directors of Abigail Adams National Bancorp, Inc. believes the acquisition of the Bank of Northern Virginia will have a positive financial impact as well as strategic benefits. The acquisition, which will result in a combined bank with assets of approximately $200 million, establishes Adams' presence in the high growth Northern Virginia market and nearly doubles our legal lending limit."

         In connection with this transaction, management estimates annual direct cost savings of approximately $750,000, before taxes and $500,000 after taxes, the majority of which management expects will be realized beginning in the first half of 1998. The elimination of duplicate management positions accounts for approximately two thirds of the estimated savings. There are no costs associated with the buyout of management contracts or other severance arrangements. Management estimates also include savings in occupancy expenses of approximately $62,000 and with the remainder of the estimated savings comprised of administrative costs, such as directors' fees, professional fees, insurance and other administrative costs. A common data processing system currently used by both institutions will smooth the transition to one institution. Management's estimates are based on assumptions which management believes to be reasonable.

         Any revenue enhancements resulting from synergy or further cost savings resulting from economies of scale would be in addition to that estimated by management.

         Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements made in this release contain information that is not historical. Such statements including, specifically, estimates of cost savings resulting from the proposed transaction mentioned in this release, are forward-looking and are subject to risks and uncertainties, including the accuracy of information supplied by other parties upon which the company based its estimates and other risks detailed from time to time in AANB's filing with the Securities and Exchange Commission.
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